Exhibit 99.2 The following is an excerpt of a transcript of an earnings presentation by Liberty Global plc’s Chief Executive Officer, Michael T. Fries, held on May 10, 2023. CORPORATE PARTICIPANTS Michael T. Fries – Chief Executive Officer, President and Vice Chairman, Liberty Global plc Charles H.R. Bracken – Chief Financial Officer, Executive Vice President CHIEF EXECUTIVE OFFICER EARNINGS SUMMARY SECTION Michael T. Fries Chief Executive Officer, President and Vice Chairman, Liberty Global plc Now, the second announcement relates to our desire to redomicile from the U.K. to Bermuda. The principal objectives here are pretty simple and they are pretty compelling. Namely we’re seeking to reduce administrative complexities and facilitate future shareholder value creation by aligning the U.S.‐style corporate law of Bermuda with our U.S. listing and, quite frankly, the expectations of our largely U.S. shareholder base. As we have stated many times, we are always looking for ways to crystallize value for shareholders and these include share buybacks, self tender offers, spin‐offs, split‐offs and other potential financings and transactions, each of which will be easier to execute as a Bermuda company. For the record, we think it’s important to point out that the move is not tax driven — all of our revenue and income and that of our operating entities remain in Europe. And there will be no changes to our Nasdaq listing, our board of directors, our ownership or capital structure, our financial statements, credit arrangements or day‐to‐day operations. And we've filed a preliminary proxy with SEC and the definitive proxy will be finalized soon, which will be followed of course by a shareholder vote sometime in late Q2 or early Q3. CLOSING REMARKS SECTION Michael T. Fries Chief Executive Officer, President and Vice Chairman, Liberty Global plc Thanks for joining us. Hopefully, we’ve done a good job of explaining the first quarter results in the context of our guidance and the phasing there and the decision we are making around operating, financial and strategic investments, which we think sense and the balance sheet position that we are in, which is very positive, and also the optionality we are trying to create with this transaction where we redomicile to Bermuda. It’s important for you to understand that. Please read the proxy, and please vote, because sometime in late Q2 or Q3, we’ll put that to a shareholder vote. Thank you for joining us, and we’ll speak to you in August.